Exhibit 99.1

Newfield Exploration Resumes Oil Production
Following Pipeline Repair Offshore Malaysia

FOR IMMEDIATE RELEASE

HOUSTON, August 9, 2010 -- Newfield Exploration Company (NYSE: NFX) today announced that oil production from its East Belumut Field, located on PM 323 offshore Malaysia, had resumed following repairs to a damaged export pipeline. Field production has been returned to more than 20,000 BOPD (gross).

The East Belumut field was offline for four weeks, following damage to an oil pipeline connecting the East Belumut platform on PM 323 to the Tinggi platform (located approximately 17 miles from East Belumut). The damage was caused by the activities of an unidentified marine vessel unrelated to Newfield's operations. East Belumut is located approximately 160 miles offshore Peninsular Malaysia in 240 feet of water. Newfield operates PM 323 with a 60% interest.

Newfield’s deferred production in the third quarter of 2010 as a result of the damaged pipeline is estimated to be approximately 0.3 million barrels (original estimate of deferred production was 0.5 – 0.6 million barrels).

“Our Malaysian team did a fantastic job of identifying the damaged line, minimizing the impact on the environment and quickly returning the line to service,” said Lee K. Boothby, Newfield Chairman, President and CEO. “In the second half of 2010, we will continue to focus our investments toward the oil assets in our portfolio, live within cash flow from operations and maintain our original capital budget of $1.6 billion.”

Newfield expects that its 2010 total company production will be 283 – 288 billion cubic feet equivalent, an increase of at least 10% over 2009 production.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated production volumes and timing of repairs and other activities, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including  the prices of goods and services, the availability of support services, the availability and cost of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com